Exhibit 10-12

THIS AGREEMENT made on the 30th November 2005

BETWEEN

(1)	FRIENDS OF REHAB SOCIETY acting through its Executive Committee and having its office at Roslyn Park, Strand Road, Sandymount, Dublin 4 (“Friends of Rehab”);

(2)	REHAB NET GAMES LIMITED (company registration number: 269951) having its registered office at Rehab House, Blackhall Court, Dublin 7 (“Rehab”); and

(3)
NEW MEDIA LOTTERY SERVICES (INTERNATIONAL) LIMITED (formerly Lottery Network Services Limited) (company registration number: 330027) having its registered office at Newmarket Partnership, G9, Calmount Park, Ballymount, Dublin 12 (“NMLS”).

WHEREAS

(A)
    Friends of Rehab, Rehab and NMLS have on or about the date of this Agreement entered into an Internet Operating Agreement (the “Internet Operating Agreement”) pursuant to which NMLS has agreed, inter alia, to provide Friends of Rehab and Rehab with the Rehab Content Site and to make the NMLS Lottery Games available on the Rehab Content Site.

(B)
    Friends of Rehab and Rehab are desirous of extending their lottery fundraising activities to include bingo games to be made available to players on the Internet. Friends of Rehab and Rehab have agreed with NMLS that it shall provide Friends of Rehab and Rehab with the Rehab Bingo Website and shall make NMLS Bingo Games available on the Rehab Bingo Website. NMLS shall also provide Friends of Rehab and Rehab with the creative and technical support required to operate and market the Rehab Bingo Website on the terms and subject to the conditions set out in this Agreement.

(C)
    Friends of Rehab and Rehab have agreed, inter alia by means of the Principal Agency Agreement, that Rehab will administer and discharge all fees in respect of the Rehab Bingo Website in accordance with this Agreement on behalf of Friends of Rehab.

(D)	The parties have agreed to enter into this Agreement to define the terms upon which NMLS shall provide Friends of Rehab and Rehab with the Rehab Bingo Website and the NMLS Bingo Games.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Agreed Bingo Financial Information”	has the meaning given to it in Clause 7.4;

“Bingo Intellectual Property”
means the use of the names “www.rahabbingo.com”, “rehabbingo.com”, “Rehab Bingo” and such other distinctive marks, logos, trade marks and/or trade names arising out of or in connection with the Rehab Bingo Website;

“Bingo Receipt Date”	has the meaning given to it in Clause 7.4;

“Commencement Date”	means the date of this Agreement;

“Historic Bingo Marketing Costs”	has the meaning given to it in Clause 7.2.2;

“NMLS Bingo Games”	means the bingo games owned or licensed to and operated by NMLS on the Rehab Bingo Website as approved from time to time by Friends of Rehab and Rehab;

“Other Internet Bingo Arrangements”	has the meaning given to it in Clause 3.2;

“Rehab Bingo Brandnames”	means www.rehabbingo.com, “Rehab Bingo Games”, “Rehab Bingo”, “Rehab Multi-player Bingo” and such other Friends of Rehab and/or Rehab brandnames as may be agreed in writing between the Parties;

“Rehab Bingo Cash Management Costs”
means Alladdin’s Fees (or, where the Alladdin Contract is terminated or expires, such fees as may be payable to any service provider in respect of the services previously supplied by Alladdin under the Alladdin Contract) and bank credit card merchant fees and clearance fees, foreign currency exchange charges, bad debts, chargebacks and/or any other bank charges reasonably incurred by NMLS in the performance of its obligations under this Agreement for the applicable calendar month;

“Rehab Bingo Disclaimer”
means the disclaimers to be contained in the Rehab Bingo Website Terms and Conditions and to appear on the Rehab Bingo Website when an Internet user follows a link to or otherwise enters the NMLS Website from the Rehab Bingo Website, the content of which will be agreed by the Parties and will be included in the Rehab Bingo Procedures Manuals;

“Rehab Bingo Gross Proceeds”
means, with respect to any calendar month, the proceeds of all sales of NMLS Bingo Games on the Rehab Bingo Website receivable and which are received by Friends of Rehab for the applicable calendar month;

“Rehab Bingo Gross Net Proceeds”
means, with respect to any calendar month, the Rehab Bingo Gross Proceeds for that month after the deduction of the Rehab Bingo Prize Payout for that month and the Rehab Bingo Cash Management Costs for that month;

“Rehab Bingo NMLS Retail Commission”	means, the sum calculated in accordance with Clause 7.2 of this Agreement and which is payable by Rehab to NMLS for distribution and marketing services provided by NMLS hereunder;

“Rehab Bingo Marketing Costs”
means all reasonable costs relating to the marketing, promotion and advertising of the Rehab Bingo Website including, without limitation, the cost of marketing, promotion and advertising using the media of television, radio, print publications and/or the Internet and all reasonable costs incurred in respect of promotional logo design, script recording, photography, public relations, market research, prize sponsorship and personality endorsement for the Rehab Bingo Website;

“Rehab Bingo Net Proceeds”
means, with respect to any calendar month, the Rehab Bingo Gross Net Proceeds for that month after deduction therefrom of the Historic Bingo Marketing Costs and the Rehab Bingo Marketing Costs in accordance with Clause 7.2.2;

“Rehab Bingo Prize Payout”
means the sums paid out to players by Friends of Rehab or by NMLS and/or Rehab on behalf of Friends of Rehab as part of or pursuant to the NMLS Bingo Games operated on the Rehab Bingo Website for the applicable calendar month;

“Rehab Bingo Procedures Manuals”
means any and all procedures agreed by the Parties including, inter alia, the rules and regulations governing the operation of NMLS Bingo Games on the Rehab Bingo Website (including, without limitation, the theme, graphics and prize structures with respect thereto) as same are amended by agreement between the Parties from time to time;

“Rehab Bingo Website Privacy Policy”
means the privacy policy prepared by or on behalf of Rehab and Friends of Rehab to be displayed on the Rehab Bingo Website providing Internet users with information concerning, inter alia, how their personal data is used by NMLS, Friends of Rehab and Rehab;

“Rehab Bingo Website Terms and Conditions”	means the terms and conditions prescribed by Rehab and Friends of Rehab to be displayed on the Rehab Bingo Website relating to, inter alia, the playing of NMLS Bingo Games on the Rehab Bingo Website;

“Rehab Bingo Website”	means the website accessed through the domain name www.rehabbingo.com and maintained by NMLS pursuant to the terms and subject the conditions of this Agreement; and

“Total Bingo Marketing Costs”	has the meaning given to it in Clause 7.2.2.

1.2	Words and expressions used in this Agreement and not otherwise defined shall have the same meaning as in the Internet Operating Agreement unless the context otherwise requires.

2.	Licence of Rehab Bingo Brandnames and Brandnames

2.1	Friends of Rehab and Rehab hereby grant to NMLS a licence to use:

(a)	the Rehab Bingo Brandnames and the Brandnames on the Rehab Bingo Website;

(b)	the Rehab Bingo Brandnames on the Rehab Content Site; and

(c)	for the purposes of promoting the Rehab Bingo Website, the Rehab Bingo Brandnames on the NMLS Website,

and NMLS agrees to accept the licence on the terms and subject to the conditions of this Agreement.

2.2
The Parties acknowledge and agree that, subject to and in accordance with the terms of this Agreement, during the term of this Agreement, the Rehab Bingo Website shall be used exclusively to operate the NMLS Bingo Games. NMLS hereby acknowledges and undertakes to Friends of Rehab and Rehab not to use the Rehab Bingo Brandnames or the Brandnames for any purposes other than those permitted purposes set out in this Agreement or in the Internet Operating Agreement or on any website other than the Rehab Bingo Website, the Rehab Content Site and the NMLS Website in accordance with this Agreement or the Internet Operating Agreement without the prior written consent of (as the case may be) Friends of Rehab and/or Rehab.

3.	Relationship of the parties

3.1
For the duration of this Agreement, NMLS agrees with Rehab and Friends of Rehab that it will not either directly or indirectly be concerned or interested in or enter into any internet operating agreement or arrangement with any other person, charity or corporate body located or operating in the Territory to promote market, advertise, produce, procure, issue, distribute or sell bingo games on the Internet. For the avoidance of doubt, this Clause 3.1 does not preclude persons resident in the Territory purchasing entries in NMLS Bingo Games on the Rehab Bingo Website.

3.2
From the Commencement Date until 31 December 2007, Friends of Rehab and Rehab agree with NMLS that they will not either directly or indirectly be concerned or interested in or enter into any internet operating agreement or arrangement with any other person, charity or corporate body located or operating in the Territory to promote market, advertise, produce, procure, issue, distribute or sell bingo games on the Internet (the “Other Internet Bingo Arrangements”). Provided that the Rehab Bingo Net Proceeds for each of the years two to four of this Agreement (being the periods 30 November 2006 to 29 November 2007, 30 November 2007 to 29 November 2008 and 30 November 2008 to 29 November 2009 respectively) exceeds €200,000, Friends of Rehab and Rehab further agree with NMLS that they shall not either directly or indirectly enter into any Other Internet Bingo Arrangements for each of the calendar years 2008, 2009 and 2010.

4.	Duties of NMLS

4.1	NMLS shall provide Friends of Rehab and Rehab with the Rehab Bingo Website which will incorporate the NMLS Bingo Games and the Rehab Bingo Brandnames.

4.2
Using due care and diligence in the preparation of the Rehab Bingo Procedures Manuals and in the performance of its duties hereunder, NMLS shall at all times during the continuance of this Agreement provide Friends of Rehab and Rehab with a range of services including but not limited to:

(i)
providing the NMLS Bingo Games on the Rehab Bingo Website in a manner which, subject to Clause 4.5, will permit all Internet users access to the Rehab Bingo Website on the Internet and enable any such Internet users to play the NMLS Bingo Games as selected by Rehab;

(ii)	providing NMLS Bingo Games on the Rehab Bingo Website of a standard and content acceptable to Rehab and in compliance with the Rehab Bingo Procedures Manuals;

(iii)
securely facilitating the transfer of money in respect of entry into the NMLS Bingo Games on the Rehab Bingo Website in accordance with instructions from time to time as may be given by Friends of Rehab and/or Rehab;

(iv)	securely facilitating the payment of prizes in respect of the NMLS Bingo Games to players on the Rehab Bingo Website in accordance with instructions from time to time given by Rehab;

(v)
providing and maintaining all systems, software and technical support necessary to ensure the availability of the NMLS Bingo Games on the Rehab Bingo Website on a continuous basis during the term of this Agreement;

(vi)	distributing NMLS Bingo Games only through the Internet or such other media and/or distribution channels in the Territory as agreed in writing between the Parties;

(vii)	employing or procuring the services of and remunerating at its own cost such other persons as may be required by NMLS to assist it in the performance of its duties under this Agreement;

(viii)
complying with the Rehab Bingo Procedures Manuals, the Statutes and all other applicable laws and regulations relating to the operation of the NMLS Bingo Games on the Rehab Bingo Website and the services provided hereunder;

(ix)
using all reasonable endeavours to ensure that the operation of the NMLS Bingo Games and financial transactions related thereto proceed without risk of breaches of security, theft or misuse of data, data loss, incorrect recording of events or data, incorrect processing, breaches in copyright, trade mark or service mark, virus propagation and player or third party systems damage;

(x)
designing, implementing and, subject to Clause 7.2.2, discharging all fees in respect of all advertising, promotional marketing and sales programs for the NMLS Bingo Games and the Rehab Bingo Website in the manner and to the extent agreed in writing between the Parties hereto; and

(xi)
obtaining at its own cost all licences relating to game software, cash management software (and intellectual property relating to such software) authorisations and third party intellectual property consents necessary to lawfully operate the NMLS Bingo Games on the Rehab Bingo Website other than such licences, authorisations and third party consents relating to Friends of Rehab and/or Rehab in the Territory.

4.3
NMLS shall maintain proper books of account and records relating to the sale of NMLS Bingo Games on the Rehab Bingo Website and other transactions contemplated by this Agreement. Fully completed financial statements in the format requested by Rehab and audited by a professionally qualified and independent third party to be agreed and appointed by the parties prior to the Commencement Date will be given to Friends of Rehab and Rehab in the timescale specified by Rehab in Clause 7.4.

4.3.1
The parties acknowledge and agree that, to the extent that it is feasible and for so long as the obligations in respect of the maintenance and provision thereof continue under both this Agreement and the Internet Operating Agreement, and in order to avoid unnecessary duplication and administrative costs, the books of account, records and financial statements required to be maintained and given to Rehab under this Clause 4.3 and under Clauses 7.4, 7.5 and 7.6 of this Agreement shall be consolidated with the books of account, records and financial statements required to be maintained and given to Rehab under Clauses 3.3, 5.4, 5.5 and 5.6 of the Internet Operating Agreement such that, in accordance with said provisions, NMLS shall maintain one consolidated set of books of accounts and records and will provide to Rehab a fully completed consolidated set of financial statements in respect of the Rehab Content Site and the Rehab Bingo Website and the transactions contemplated by this Agreement and by the Internet Operating Agreement.

4.4
Without prejudice to any other duties or obligations of NMLS under this Agreement, NMLS undertakes to Friends of Rehab and Rehab not to do any of the following without the prior written consent of Friends of Rehab and Rehab:

(i)	amend the form or content of the Rehab Bingo Website;

(ii)	amend the form, content, rules or prizes of any NMLS Bingo Game; and/or

(iii)	introduce or withdraw any NMLS Bingo Game on the Rehab Bingo Website.

4.5
NMLS acknowledges and agrees with Friends of Rehab and Rehab that the Rehab Bingo Website shall contain the rules and regulations pertaining to Friends of Rehab and the operation of the NMLS Bingo Games, the Rehab Bingo Website Terms and Conditions, the Rehab Bingo Website Privacy Policy and the Rehab Bingo Website Disclaimer. NMLS further acknowledges and agrees that and that it shall procure that no Internet user shall be capable of playing NMLS Bingo Games on the Rehab Bingo Website until he or she has been first registered as a member of Friends of Rehab and agreed to be bound by the rules and regulations of Friends of Rehab, the Rehab Bingo Website Terms and Conditions and the Rehab Bingo Website Privacy Policy.

4.6
The parties acknowledge and agree that neither Friends of Rehab nor Rehab shall be liable to NMLS for any costs or expenses incurred by NMLS in the exercise of its duties pursuant to Clause 4.1 or arising out of or in connection with providing computer hardware or software for the purposes of this Agreement or NMLS’s development costs in respect of the Rehab Bingo Website or the NMLS Bingo Games. Subject to Clause 7.2.2, the parties further acknowledge and agree that NMLS will be responsible for all costs in connection with the duties set out in this Clause 4 including, but not limited to, the recurring human resource costs of discharging the said duties and all recurring communications and administrative costs.

4.7
The parties acknowledge and agree that the licence granted by Friends of Rehab and Rehab to NMLS pursuant to Clause 2.1 of this Agreement shall be exclusive only for the period and to the extent described in Clause 3.2 of this Agreement. The parties expressly agree that nothing in this Agreement shall preclude Friends of Rehab and/or Rehab from, inter alia, entering into any Wireless/Mobile Phone operating or marketing arrangements and/or agreements or any arrangements and/or agreements of any nature relating to bingo games (other than bingo games covered by Clause 3.2 for the period specified therein) with any third party and using all or any of the Rehab Bingo Brandnames in relation to any such arrangements and/or agreements.

4.8
Without prejudice to Clause 4.7, the parties acknowledge and agree that at any time during the course of this Agreement, the parties may enter into good faith negotiations to agree the terms and conditions upon which Friends of Rehab and Rehab may licence, on a non-exclusive basis, all or any of the Rehab Bingo Brandnames to NMLS for use on Mobile Phones.

4.9
Nothing in this Agreement shall preclude Friends of Rehab and/or Rehab from promoting, marketing, selling and advertising any Rehab Lottery Games, lottery tickets and/or bingo games (other than bingo games covered by Clause 3.2 for the period specified therein).

4.10
In the event that any contract or arrangement which NMLS has entered into with any third party relating to the performance obligations and/or liabilities of NMLS under this Agreement (including, without limitation, the Alladdin Contract) is terminated or expires, NMLS shall procure a competent and suitably qualified replacement for said third party within 10 Business Days of the occurrence of the aforesaid termination or expiry.

5.	Duties of Rehab

5.1
Rehab shall use its reasonable endeavours to assist NMLS with the marketing and administration of the NMLS Bingo Games on the Rehab Bingo Website. The parties acknowledge and agree that NMLS shall discharge all administration costs and, subject to Clause 7.2.2, all Rehab Bingo Marketing Costs in respect of the NMLS Bingo Games on the Rehab Bingo Website.

6.	Indemnification

6.1
NMLS hereby agrees on demand to indemnify Friends of Rehab and Rehab and hold Friends of Rehab and Rehab harmless against any costs, claims, demands, causes of action and judgements whatsoever and howsoever arising out of the failure of NMLS to comply with any of its obligations under this Agreement including without limitation Clauses 4.2, 4.4 and 4.5. Without prejudice to the foregoing NMLS agrees on demand to indemnify Friends of Rehab and Rehab and hold Friends of Rehab and Rehab harmless against any costs, claims, demands, causes of action and judgments whatever and howsoever arising from, or in connection with any contract or arrangement entered into by NMLS with Alladdin or any third party (including, without limitation, any termination thereof) relating to the performance obligations and/or liabilities of NMLS under this Agreement.

6.2
For the avoidance of doubt Friends of Rehab and/or Rehab shall not be deemed to be in breach of this Agreement or otherwise liable to NMLS by reason of delay in performance or non-performance, of any of their respective obligations hereunder to the extent that such delay or non-performance is due to any delay in performance or non-performance of any provision of any contract or arrangement entered into by NMLS with any third party relating to performance obligations of the parties under this Agreement.

6.3
Prior to entering into this Agreement the parties obtained legal advice as to the legality of operating bingo games on the Internet. No party makes any representation to the others as to whether the advice received is correct and no party shall have any liability whatsoever to the others in the event that arising from an interpretation of the Statutes or any law in any jurisdiction outside of the Territory the sale of the NMLS Bingo Games on the Rehab Bingo Website is prohibited.

6.4
In the event that arising from an interpretation of the Statutes the operation of bingo games on the Internet is prohibited, or there is any change in the Statutes or in any law in any jurisdiction outside of the Territory which causes such prohibition the parties agree forthwith to enter into discussions to review matters with a view to continuing the operation of this Agreement to the extent legally possible and if the parties are unable to agree amendments to this Agreement this Agreement shall terminate.

7.	Financial Provisions

7.1
All monies wagered or paid by players participating in the NMLS Bingo Games on the Rehab Bingo Website shall be the property of Friends of Rehab and NMLS shall procure that Friends of Rehab is in receipt of all such monies as wagered or paid. NMLS acknowledges and agrees that, pursuant inter alia to the Principal Agency Agreement between Friends of Rehab and Rehab, Friends of Rehab and Rehab have agreed that Rehab shall administer the Rehab Bingo Website on behalf of Friends of Rehab and that Rehab shall be solely responsible to NMLS for discharging any payments due to NMLS under this Agreement and NMLS shall have no recourse to Friends of Rehab in the event of any default by Rehab in discharging any payments due to NMLS hereunder.

7.2.1	In accordance with Clause 7.4 and subject to Clause 7.2.2 and 10 of this Agreement, Rehab shall pay the Rehab Bingo NMLS Retail Commission to NMLS which shall be:

(a)
Fifty percent of the Rehab Bingo Net Proceeds in respect of each calendar month for each of the first five years from the Commencement Date (being the period commencing on the Commencement Date and finishing on 29 November 2010);

(b)
Forty five percent of the Rehab Bingo Net Proceeds in respect of each calendar month for each of years six to ten from the Commencement Date (being the period commencing on 30 November 2010 and finishing on 29 November 2015), and save as otherwise provided herein the Rehab Bingo Net Proceeds less the Rehab Bingo NMLS Retail Commission shall be for the benefit of Friends of Rehab. For the avoidance of doubt, the parties acknowledge and agree that there will be no Rehab Bingo NMLS Retail Commission payable to NMLS in respect of a calendar month if the Rehab Bingo Net Proceeds for that calendar month are zero or a negative amount.

7.2.2
Friends of Rehab and Rehab acknowledge and agree that, subject to the provision by NMLS to Friends of Rehab and Rehab of satisfactory receipts with respect thereto and to the extent that NMLS has not, by whatever means, been reimbursed therefor, any Rehab Bingo Marketing Costs properly incurred by NMLS prior to the Commencement Date in respect of the Rehab Bingo Website (the “Historic Bingo Marketing Costs”) shall (in addition to the Rehab Bingo Marketing Costs for that calendar month) be payable to NMLS from the Rehab Bingo Gross Net Proceeds for the first calendar month of this Agreement. In the event that the Rehab Bingo Gross Net Proceeds for the first calendar month of this Agreement are less than the sum of the Historic Bingo Marketing Costs and the Rehab Bingo Marketing Costs for that month, the Rehab Bingo Gross Net Proceeds for that month shall be applied towards discharge of the Historic Bingo Marketing Costs and the Rehab Bingo Marketing Costs for that month and the amount of the shortfall (being the amount of such costs which remains outstanding after such application of the Rehab Bingo Gross Net Proceeds for the first calendar month of this Agreement) shall be rolled over and aggregated with the Rehab Bingo Marketing Costs for the following calendar month for payment out of the Rehab Bingo Gross Net Proceeds for that next calendar month (such aggregate amount being the "Total Bingo Marketing Costs") . If the Rehab Bingo Gross Net Proceeds for the next calendar month are less than the amount of the Total Bingo Marketing Costs, the amount of the shortfall shall again be rolled over for payment out of the following months Rehab Bingo Gross Net Proceeds. This process of rolling over any shortfall in or arrears of the Rehab Bingo Marketing Costs and Historic Bingo Marketing Costs from month to month shall continue throughout the term of this Agreement until all such costs are discharged in full. For the avoidance of doubt, all Rehab Bingo Marketing Costs properly incurred by NMLS during the term of this Agreement in respect of the Rehab Bingo Website shall be payable by Rehab to NMLS from the Rehab Bingo Gross Net Proceeds for the calendar month in which the Rehab Bingo Marketing Costs were incurred or, where the Rehab Bingo Gross Net Proceeds for that calendar month are less than the Rehab Bingo Marketing Costs for that calendar month, from the Rehab Bingo Gross Net Proceeds from each of the subsequent calendar months until such costs are discharged in full to NMLS. The Parties acknowledge and agree that Rehab shall not be obliged to make any payments to NMLS under this Clause 7.2.2 otherwise than from the Rehab Bingo Gross Net Proceeds (if any) for any calendar month.

7.3	In accordance with Clause 7.4 and subject to Clause 7.2, Rehab shall pay the Rehab Bingo NMLS Retail Commission to NMLS in respect of each calendar month of the term of this Agreement.

7.4
Within 10 Business Days of the expiration of each calendar month, NMLS shall send a financial statement (in a form to be agreed by the Parties) to Friends of Rehab and Rehab showing all details of the Rehab Bingo Gross Proceeds, the Rehab Bingo Prize Payout, the Rehab Bingo Cash Management Costs, the Rehab Bingo Marketing Costs, the Rehab Bingo Gross Net Proceeds, the Rehab Bingo Net Proceeds and the Rehab Bingo NMLS Retail Commission for the preceding calendar month and such other details as the parties may agree from time to time (the “Agreed Bingo Financial Information”). If satisfied with the financial statement in respect of the Agreed Bingo Financial Information, Friends of Rehab and Rehab will confirm their respective agreement and acceptance within 10 Business Days of receipt thereof from NMLS (the “Bingo Receipt Date”) and subject to the aforesaid acceptance Rehab shall pay the Rehab Bingo NMLS Retail Commission as calculated in the said agreed financial statement for the preceding calendar month to NMLS within 30 days of the Bingo Receipt Date. In the event of any dispute or difference of any kind between the parties in respect of the financial statement or any part thereof, the Agreed Bingo Financial Information or the amount payable by Rehab to NMLS in respect of the Rehab Bingo NMLS Retail Commission, the Parties shall resolve the said dispute in accordance with Clause 18 of the Internet Operating Agreement (as incorporated in this Agreement by virtue of Clause 13). If the Parties are unable to reach agreement in respect of any said dispute or difference within fifteen Business Days from the giving of the Dispute Notice in accordance with the said Clause 18 of the Internet Operating Agreement (as incorporated in this Agreement by virtue of Clause 13), the payment obligations of Rehab under this Clause 7.4 shall be suspended until such time as the parties reach agreement regarding the disputed matters or an Expert (as appointed in accordance with Clause 18 of the Internet Operating Agreement (as incorporated in this Agreement by virtue of Clause 13)) has made his final decision in respect of the disputed matters.

7.5
NMLS shall maintain all proper books of account and records (in a form to be agreed by the Parties) relating directly or indirectly to the operation of the Rehab Bingo Website, the NMLS Bingo Games and such other matters as the Parties may from time to time agree. For the term of this Agreement and six years thereafter. NMLS shall allow Friends of Rehab and Rehab and/or their respective representatives unrestricted access to such documents and Friends of Rehab and Rehab shall be entitled to conduct audits of the same at any time during the aforesaid term.

7.6
In accordance with Clause 4.3 and within 30 days of the expiration of every twelve month period from the Commencement Date, NMLS shall deliver to Rehab an audited financial statement for the previous applicable twelve month period of trading by NMLS which, without limitation, shall include certification of each of the previous applicable twelve monthly financial statements referred to in Clause 7.4.

7.7
The parties agree that, in accordance with Clause 5.2.2 of the Internet Operating Agreement, in the event that NMLS ceases to provide the services described in Clause 3.2 of the Internet Operating Agreement to Rehab and Friends of Rehab (by reason of the expiry, termination or otherwise of the Internet Operating Agreement), the parties shall meet no later than ten Business Days from any such cessation to agree a revised NMLS Service Technology Fee and the terms upon which such fee shall be payable by Rehab to NMLS in respect of the services provided by NMLS to Friends of Rehab and Rehab under Clause 4.2 of this Agreement.

7.8
All sales of NMLS Bingo Games on the Rehab Bingo Website shall be made on such terms and conditions and at such price as Friends of Rehab, Rehab and NMLS may mutually agree in advance from time to time and NMLS shall, in the course of dealing with players of NMLS Bingo Games, bring to their notice such terms and conditions.

8.	Intellectual Property

8.1
Subject to the licence granted by Friends of Rehab and Rehab to NMLS in Clause 2.1, nothing in this Agreement shall give NMLS any rights in respect of the Intellectual Property and the Bingo Intellectual Property of Friends of Rehab and/or Rehab or any trade names used by Friends of Rehab and/or Rehab in relation to the Rehab Bingo Website or of the goodwill associated therewith, and NMLS hereby acknowledges that it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Friends of Rehab and/or Rehab.

8.2
Nothing in this Agreement shall give Friends of Rehab and/or Rehab any rights in respect of the intellectual property of NMLS (being the technical expertise (software and hardware) which NMLS has developed in making the NMLS Bingo Games available on the Rehab Bingo Website) or any technology used by NMLS in relation to the sale of NMLS Bingo Games on the Rehab Bingo Website and Friends of Rehab and Rehab acknowledge that they shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in NMLS.

9.	Liability

9.1
To the fullest extent permissible under Irish law, the total liability of Friends of Rehab (including, for the avoidance of doubt, the Executive Committee of Friends of Rehab, any member or members thereof and any member of members of Friends of Rehab) for any claim whether in contract, tort (including, without limitation, negligence) or otherwise, for any loss or damage howsoever caused, arising out of or in connection with this Agreement or otherwise to any party to this Agreement shall in no circumstances exceed the lesser of (i) the amount of the proceeds received by Friends of Rehab under this Agreement from the operation of the Rehab Bingo Website in the twelve month period prior to any claim by NMLS under this Agreement (being the sum remaining after the total amount of Rehab Bingo NMLS Retail Commission for the said twelve month period is deducted from the total amount of the Rehab Bingo Net Proceeds for the said twelve month period as calculated in accordance with Clause 7.2.1); and (ii) €10,000. For the avoidance of all doubt nothing in this clause shall operate to exclude or restrict any liability of Friends of Rehab which liability is of a nature which cannot be lawfully excluded or restricted under Irish law.

10.	Commencement and Term

10.1
This Agreement shall come into force on the Commencement Date and shall continue, unless terminated earlier pursuant to any provisions of this Agreement, for a period of 10 years from that date and shall apply to such NMLS Bingo Games which are to be used on the Rehab Bingo Site during that period.

10.2	Following expiration of a 9 year period from the Commencement Date this Agreement may be terminated by a Party giving twelve months’ written notice of termination to the other Parties.

10.3
Unless otherwise agreed in writing between the Parties and provided that the Rehab Bingo Net Proceeds received by Friends of Rehab under this Agreement (less any applicable Rehab Bingo NMLS Retail Commission) for each of the years five to ten of this Agreement (for the avoidance of doubt, year five shall commence on 30 November 2010 and finish on 29 November 2011 and references to the following years by number shall be construed accordingly) is equal to or in excess of a sum of US$500,000, Friends of Rehab and Rehab shall, at the request of NMLS, extend the term of this Agreement for a further period of five years from the tenth anniversary of the Commencement Date.

10.4
Unless otherwise agreed between the Parties and provided the Rehab Bingo Net Proceeds received by Friends of Rehab under this Agreement (less any applicable Rehab Bingo NMLS Retail Commission) for each of the years eleven to fifteen of this Agreement (for the avoidance of doubt, year eleven shall commence on 30 November 2015 and finish on 29 November 2016 and references to the following years by number shall be construed accordingly) is equal to or in excess of US$500,000 Friends of Rehab and Rehab shall, at the request of NMLS, extend the term of this Agreement for further period of five years from the fifteenth anniversary of the Commencement Date provided that a Party may terminate this Agreement during this period by giving twelve months’ written notice of termination to the other Parties.

11.	Summary Termination

11.1
Without prejudice to Clause 10.1, Friends of Rehab and/or Rehab shall have the right to terminate this Agreement by giving notice, having immediate effect, to NMLS in the event of the occurrence of any of the following events of default:

(a)
NMLS establish, manage or operate the NMLS Website and/or the NMLS Bingo Games in any manner which in the opinion of Friends of Rehab and/or Rehab, prejudices the goodwill and/or reputation of any of the Rehab Bingo Brandnames, Brandnames, Friends of Rehab or any Group Company;

(b)
any third party with whom NMLS has entered into a contract in relation to this Agreement (including, without limitation, Alladdin) acts in a manner which, in the opinion of Friends of Rehab and/or Rehab prejudices the goodwill and/or reputation of any of the Rehab Bingo Brandnames, Brandnames, Friends of Rehab or any Group Company;

(c)
the aggregate Rehab Bingo Net Proceeds (less the aggregate Rehab Bingo NMLS Retail Commission) Friends of Rehab is entitled to and receives pursuant to Clause 7.2 of this Agreement are less than $100,000 in any of years two to ten of this Agreement (for the avoidance of doubt, year two shall commence on 30 November 2006 and finish on 29 November 2007 and references to the following years by number shall be construed accordingly);

(d)	NMLS commits any breach of Clause 4.4 and/or 4.5 of this Agreement;

(e)	NMLS commits what, in the opinion of Friends of Rehab and/or Rehab, constitutes a material breach of this Agreement or the Rehab Bingo Procedures Manuals;

(f)
the licensing of the Rehab Bingo Brandnames and Brandnames to NMLS and/or the sale of the NMLS Bingo Games on the Rehab Bingo Website is deemed to be prohibited under the Statutes or any law outside the Territory; or

(g)
any contract or arrangement which NMLS has entered into with any third party relating to the performance obligations and/or liabilities of NMLS under this Agreement (including, without limitation, the Alladdin Contract) is terminated or expires and a competent and suitably qualified replacement for said third party is not procured by NMLS pursuant to Clause 4.9.

12.	Consequences of Termination

12.1	Upon the termination of this Agreement from any cause whatsoever:

(i)	The licence granted to NMLS under Clause 2.1 of this Agreement shall terminate with immediate effect;

(ii)	NMLS shall immediately remove the Rehab Bingo Brandnames from the Rehab Bingo Website and the NMLS Website;

(iii)	NMLS shall cease to seek or accept orders in respect of NMLS Bingo Games on the Rehab Bingo Website and shall cease to promote the NMLS Bingo Games on the NMLS Website;

(iv)
NMLS shall refrain from incurring any liability on behalf of Friends of Rehab and/or Rehab or from in any way pledging or purporting to pledge Friends of Rehab and/or Rehab’s credit or from representing that it has the authority to incur liability or to pledge or purport to pledge Friends of Rehab and/or Rehab’s credit in the manner aforesaid;

(v)	NMLS shall have no claim against Friends of Rehab and/or Rehab for compensation for loss of agency rights, loss of goodwill or any similar loss;

(vi)	Clause 7 and 3.10 of the Internet Operating Agreement (as incorporated in this Agreement by virtue of Clause 13) shall continue in force in accordance with their terms; and

(vii)	Subject as otherwise provided herein and to any rights or obligations which have accrued prior to termination, the parties shall have no further obligation to each other under this Agreement.

13.	Incorporation of provisions of the Internet Operating Agreement

13.1
The provisions of Clauses 1.3 to 1.5, 2.3, 3.4, 3.5, 3.10, 3.11, 4.2, 4.3, 6.2, 6.3, 7, 8, 11, 13.1, 13.3, 15 to 18, 19.1, 19.2, 19.4 to 19.8 and 20 of the Internet Operating Agreement shall apply mutatis mutandis to this Agreement as if the provisions thereof were set out in full in this Agreement and any references therein to:

(a)	“this Agreement” shall be construed as referring to this Agreement;

(b)	“Rehab Content Site” shall read “Rehab Bingo Website”; and

(c)	“NMLS Lottery Games” shall read “NMLS Bingo Games”.

13.2
For the avoidance of doubt, this Agreement shall constitute a separate agreement between Friends of Rehab, Rehab and NMLS in respect of the NMLS Bingo Games and the Rehab Bingo Website and shall be independent of the Internet Operating Agreement in all respects. Any termination or expiry of the Internet Operating Agreement shall not affect the continuance in force of this Agreement between the parties. The application of provisions of the Internet Operating Agreement mutatis mutandis to this Agreement by virtue of Clause 13.1 shall apply notwithstanding any termination or expiry of the Internet Operating Agreement.

IN WITNESS whereof the parties hereto have executed these presents the day and year first herein written.

SIGNED for and on behalf of
FRIENDS OF REHAB SOCIETY by
in the presence of:
_____________________
Chairman

_____________________
Secretary

____________________
Treasurer
Witness: ____________________

Address: ____________________

Occupation: __________________

PRESENT when the COMMON SEAL
of REHAB NET GAMES LIMITED
was affixed hereto:
_____________________
Director

_____________________
Director/Secretary

PRESENT when the COMMON SEAL
of LOTTERY NETWORK SERVICES LIMITED
was affixed hereto:
_____________________
Director

_____________________
Director/Secretary